SECURITIES SALE AGREEMENT

THIS SECURITIES SALE AGREEMENT, dated as of September 29, 2008 ("Agreement"), by and between Blaydon Capital, LLC, a limited liability company organized under the laws of the State of Wisconsin ("Buyer") and American Scientific Resources, Inc., a Nevada corporation (“Seller”).

Pursuant to and in reliance upon the exemption from registration afforded by Rule 504 promulgated under Regulation D by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended, Seller is agreeing to sell, and Buyer shall have the right to purchase, in a private placement, up to $999,999 principal amount of Seller’s 8% Series A Convertible Redeemable Debentures (the “Debentures”).  Capitalized terms used herein and not defined shall have the meanings given to them in Rule 504 and Regulation D.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(b) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND RULE 504 OF REGULATION D PROMULGATED THEREUNDER AND SECTION 551.23(8)(g) OF THE WISCONSIN UNIFORM SECURITIES LAW.

THE SECURITIES OFFERED HEREBY ARE OFFERED PURSUANT TO AN EXEMPTION FOR OFFERINGS TO ACCREDITED INVESTORS ONLY UNDER THE RULES OF THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION.  THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION, HAS NEITHER REVIEWED NOR APPROVED ITS FORM OR CONTENT.  THE SECURITIES DESCRIBED HEREIN MAY ONLY BE PURCHASED BY "ACCREDITED INVESTORS" AS DEFINED BY RULE 504 OF SEC REGULATION D AND THE RULES OF THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION.

1.           Right to Subscribe; Purchase Price.

(a)           Subscription.  The Seller agrees that the Buyer shall have a right of first refusal on the same the terms set forth for in that certain Right of First Refusal Agreement between the Seller and The Tripod Group, LLC, dated as of February 28, 2008 to subscribe for and purchase up to $999,999 principal amount of the Debentures at a purchase price equal to the face amount of each Debenture ("Purchase Price").  Each Debenture will be substantially in the form of the Debenture attached as Exhibit A hereto.

(b)           Payment.  The Purchase Price shall be payable at a Closing in accordance with the terms and conditions of Section 2 below.

(c)           Closing. There shall be one or more closings, at which the Debentures will be purchased (“Closing”).  Subject to the satisfaction of the conditions set forth in Sections 7, 8 and 10 below, each Closing shall take place when (i) Seller delivers the original executed Debenture to the Buyer, (ii) Seller delivers all accompanying transaction documents including appropriate resolutions of its Board of Directors to Buyer’s counsel, (iii) Seller delivers the Conversion Shares (as hereinafter defined) relating to such Debenture to the Escrow Agent (as hereinafter defined) and (iv) Buyer delivers the Purchase Price for the Debenture to the Escrow Agent.

2.           Buyer Representations and Covenants; Access to Information                          .

In connection with the purchase and sale of the Debentures, Buyer represents and warrants to, and covenants and agrees with, Seller as follows:

(a)           Buyer is not, and on the closing date will not be, an affiliate of Seller;

(b)           Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the 1933 Act, and will purchasing Debentures for its own account and Buyer is qualified to purchase the Debentures under the laws of the State of Wisconsin;

(c)           All offers and sales of Debentures by Buyer shall be made in compliance with any applicable securities laws of any state or local authority having jurisdiction and in accordance with Rule 504, as applicable, of Regulation D or pursuant to registration of securities under the 1933 Act or pursuant to an exemption from registration;

(d)           Buyer understands that the Debentures are not registered under the 1933 Act and are being offered and sold to it in reliance on specific exemptions from the registration requirements of Federal and State securities laws, and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the applicability of such exemptions and the suitability of Buyer and any subsequent purchaser from Buyer to acquire the Debentures;

(e)           Buyer shall comply with Rule 504 promulgated under Regulation D and all state securities laws and regulations of the State of Wisconsin;

(f)           Buyer has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein.  This Agreement has been duly authorized, validly executed and delivered on behalf of Buyer and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

(g)           The execution and delivery of this Agreement and the consummation of the purchase of Debentures and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by Buyer of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws (or similar constitutive documents) of Buyer or any indenture, mortgage, deed of trust, or other material agreement or instrument to which Buyer is a party or by which it or any of its properties or assets are bound, or any existing applicable law, rule or regulation of the United States or any State thereof or any applicable decree, judgment or order of any Federal or State court, Federal or State regulatory body, administrative agency or other United States governmental body having jurisdiction over Buyer or any of its properties or assets;

(h)           All invitations, offers and sales of, or in respect of, all or any portion of the Debentures or the Common Stock (as hereinafter defined) into which the Debentures are convertible by Buyer, and any distribution by Buyer of any documents relating to any invitation, offer or sale by it of all or any portion of the Debentures or such Common Stock will be in compliance with applicable laws and regulations, will be made in such a manner that no prospectus need be filed and no other filing need be made by Seller with any regulatory authority or stock exchange in any country or any political sub-division of any country, and Buyer will make no misrepresentations nor omissions of material fact in the invitation, offer, sale or resale of the Debentures or such Common Stock;

(i)           The Buyer has been advised to consult its own legal and tax advisors with respect to applicable resale restrictions and applicable tax considerations and it is solely responsible (and the Seller is not in any way responsible) for compliance with applicable resale restrictions and applicable tax legislation;

(j)           Buyer understands that no Federal or State or foreign government agency has passed on or made any recommendation or endorsement of the Debentures;

(k)           Buyer has had an opportunity to receive and review all material information and financial data and to discuss with the officers of Seller all matters relating to the securities, financial condition, operations and prospects of Seller and any questions raised by Buyer have been answered to Buyer's satisfaction.

(l)           Buyer acknowledges that the purchase of the Debentures involves a high degree of risk.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Debentures. Buyer understands that the Debentures are not being registered under the 1933 Act, or under any state securities laws, and therefore, Buyer must bear the economic risk of this investment for an indefinite period of time;

(m)           Buyer is not a "10-percent Shareholder" (as defined in Section 871(h)(3)(B)of the U.S. Internal Revenue Code) of Seller;

(n)           Buyer acknowledges and agrees that the transactions contemplated by this Agreement have taken place solely and exclusively within the State of Wisconsin; and

(o)           Buyer has received true copies of the Form D in the form and content which the Seller represents will be filed with the SEC.

3.           Seller Representations and Covenants.

(a)           Seller is a corporation duly organized and validly existing under the laws of the State of Nevada and is in good standing under such laws.  The Seller has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted.  The Seller is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Seller.  As set forth in Exhibit B, being a copy of the Resolution of the Board of Directors of the Seller, the Seller has the full right, power and authority to enter into this Agreement and to consummate the transaction contemplated herein.

(b)           The Seller's capital structure consists of 250,000,000 authorized shares of common stock, par value $0.0001 per share (the “Common Stock”), of which 220,739,928 shares are issued and outstanding.

(c)           Seller has outstanding 855,000 warrants to purchase shares of Common Stock at $0.10 per share and 855,000 warrants to purchase shares of Common Stock at $0.25 per share.

(d)           Seller has outstanding $855,000 principal amount of convertible promissory notes, which are convertible into shares of Common Stock at $0.10 per share and at other prices under certain circumstances.

(e)           The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under any provision of the Articles of Incorporation (and any amendments thereto), By-Laws, Stockholders Agreements (and any amendments thereto) of the Seller or any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law ordinance, rule or regulation applicable to the Seller, its properties or assets.  There is no action, suit or proceeding pending, or to the knowledge of the Seller, threatened against the Seller, before any court or arbitrator or any government body, agency or official, which would have a material adverse effect on Seller’s operations or financial condition.

(f)           The Seller is not subject to the reporting requirements of Sections 13 or 15(d) of the Securities and Exchange Act and is not an investment company or a developmental stage company that either has no specific business plan or no purpose. The Debentures and Common Stock to be issued upon conversion of the Debentures ("Conversion Shares"), when issued, will be issued in compliance with all applicable U.S. federal and state securities laws.  The Seller understands and acknowledges that, in certain circumstances, the issuance of the Conversion Shares could dilute the ownership interests of other stockholders of the Seller.  The execution and delivery by the Seller of this Agreement and the issuance of the Conversion Shares will not contravene or constitute a default under any provision of applicable law or regulation.  The Seller is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties.

(g)           There is no fact known to the Seller that has not been publicly disclosed by the Seller or disclosed in writing to the Buyer which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or in the earnings, business affairs, properties or assets of the Seller, or could reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations pursuant to this Agreement.  The information furnished by the Seller to Buyer for purposes of or in connection with this Agreement, or any transaction contemplated hereby, does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(h)           No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Seller is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Debentures or the Conversion Shares, or the consummation of any other transaction contemplated hereby, except the filing with the SEC of Form D.

(i)           There is no action, proceeding or investigation pending, or to the Seller's knowledge, threatened, against the Seller which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Seller.  The Seller is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Seller currently pending or which the Seller intends to initiate.  The SEC has not issued any order suspending trading in the Seller's Common Stock and the Seller is not under investigation by the SEC or the National Association of Securities Dealers, and there are no proceedings pending or threatened before either regulatory body.

(j)           The Seller has not sold any securities within the 12 month period prior to the date hereof in violation of Section 5 of the Securities Act;

(k)           The issuance, sale and delivery of the Debentures have been duly authorized by all required corporate action on the part of the Seller.  Prior to the purchase of any Debenture, certificates representing the Conversion Shares in an amount equal to the lesser of (i) 9.99% of the outstanding Conversion Shares or (ii) no less than four (4) times the number of Conversion Shares into which such Debenture is convertible, will be delivered to Robert C. Laskowski, as escrow agent (the “Escrow Agent”), under an Escrow Agreement being executed by the parties and the Escrow Agent simultaneously with issuance of each Debenture.  In addition, prior to the purchase of any Debenture, the Company will (i) cause its transfer agent to reserve for issuance to the Escrow Agent such number of Conversion Shares as shall cause the aggregate number of Conversion Shares held by the Escrow Agent and reserved for issuance to the Escrow Agent by its transfer agent to equal no less than four (4) times the number of Conversion Shares into which such Debenture is convertible, and (ii) instruct its transfer agent promptly to issue to the Escrow Agent such number of Conversion Shares as shall cause the Escrow Agent to hold the lesser of 9.99% of the outstanding Conversion Shares or such number of Conversion Shares as shall be equal to no less than four (4) times the number of Conversion Shares into which such Debenture is convertible.  The Conversion Shares, upon issuance in accordance with the terms of the Debentures, shall be duly and validly issued, fully paid, and non-assessable.  There are no pre-emptive rights of any shareholder of Seller.

(l)           This Agreement has been duly authorized, validly executed and delivered on behalf of Seller and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally.  The Seller has all requisite right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All corporate action on the part of the Seller, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Debentures has been taken.  Upon their issuance to the Buyer, the Debentures and Conversion Shares (when issued) will be validly issued and nonassessable, and will be free of any liens or encumbrances.

(m)           Seller acknowledges and agrees that the transactions contemplated by this
Agreement have taken place solely and exclusively within the State of Wisconsin.

(n)           Seller has provided to Buyer true copies of the Form D in the form and content which the Seller will file with the SEC.

(o)           Seller has made information about the Seller publicly available in compliance with all federal and state securities laws, rules and regulations and self-regulatory bodies including but not limited to the N.A.S.D.

(p)           Seller will take such actions as are necessary to assure that no shares of preferred stock are converted into Common Stock and that no shares of preferred stock are redeemed for so long as any Debenture is outstanding.

(q)           Seller’s obligations hereunder and under all Debentures will be secured by a lien on all of its assets.

4.           Exemption; Reliance on Representations.

Buyer understands that the offer and sale of the Securities are not being registered under the 1933 Act.  Seller and Buyer are relying on the rules governing offers and sales made pursuant to Rule 504 promulgated under Regulation D. The offer and sale of the Debentures are made solely within Wisconsin.

5.           Issuance of Conversion Shares.

Upon the conversion of any Debenture, the Buyer or holder shall give a notice of conversion to the Escrow Agent and the Seller and the Escrow Agent shall deliver one or more certificates, without restrictive legend except as provided in such Debenture, representing that number of shares of Common Stock into which such Debenture is convertible in accordance with the provisions regarding conversion set forth in such Debenture.  The Seller shall act as registrar for the Debentures and shall maintain an appropriate ledger containing the necessary conversion information.  Upon execution of any Debenture and at any subsequent time as may be necessary, Seller shall also instruct its attorney to issue and render any legal opinion which is required at any time by Seller’s transfer agent to permit Seller’s transfer agent to issue any and all stock certificates without a restrictive legend as required by this Agreement.   Seller shall cause the Escrow Agent to have in its possession at all times certificates representing Conversion Shares, in an amount equal to no less than four (4) times the number of Conversion Shares into which all outstanding Debentures are at any time convertible, and Interest Shares (in each case, on a pre- or post-split basis, as appropriate) to comply with the terms of the outstanding Debentures.  If, for any reason, the Escrow Agent does not issue shares upon receipt of a notice of conversion as required by the Debentures, Seller shall cause its transfer agent to issue such shares.

6.           Registration.

If, upon any conversion of any Debenture into Conversion Shares by the Buyer or a request for Interest Shares (as such term is defined in the Debentures) by the Buyer, the Seller fails or refuses to cause stock certificates without restrictive legend to be delivered to the Buyer, then the Seller shall be required, at the request of the Buyer and at the Seller's expense, to effect the registration of the Conversion Shares and/or Interest Shares (the “Shares”) under the Act and relevant state laws as promptly as is practicable.  The Seller and the Buyer shall cooperate in good faith in connection with the furnishing of information required for such registration and the taking of such other actions as may be legally or commercially necessary in order to effect such registration.  The Seller shall file such a registration statement (“Registration Statement”) within 30 days of Buyer's demand and shall use its good faith diligent efforts to cause the Registration Statement to become effective as soon as practicable thereafter.  Such good faith diligent efforts shall include, but not be limited to, promptly responding to all comments received from the staff of the SEC, providing Buyer's counsel with a contemporaneous copy of all written communications from and to the staff of the SEC with respect to such registration statement and promptly preparing and filing amendments to the Registration Statement which are responsive to the comments received from the staff of the SEC.  Once declared effective by the SEC, the Seller shall cause such registration statement to remain effective until the earlier of (i) the sale by the Buyer of all Shares registered or (ii) 120 days after the effective date of such registration statement.  In the event the Seller undertakes to file a Registration Statement in connection with the Shares, upon the effectiveness of such registration, Buyer shall have the option to sell the Shares pursuant thereto.

7.           Conditions To Seller's Obligation To Sell.

Seller's obligation to sell any Debenture is conditioned upon:

(a)           The receipt and acceptance by Seller of this Agreement as executed by Buyer.

(b)           All of the representations and warranties of the Buyer contained in this Agreement shall be true and correct on the date of the Closing with the same force and effect as if made on and as of the Closing.  The Buyer shall have performed or complied with all agreements and satisfied all conditions on its part to be performed, complied with or satisfied at or prior to the Closing.

(c)           No order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act shall have been issued, and no proceedings for that purpose shall have been commenced or shall be pending or, to the knowledge of the Seller, be contemplated. No stop order suspending the sale of the Debentures or Common Stock or Shares shall have been issued, and no proceedings for that purpose shall have been commenced or shall be pending or, to the knowledge of the Seller, be contemplated.

8.           Conditions To Buyer's Obligation To Purchase.

Buyer's obligation to purchase any Debenture is conditioned upon:

(a)           The confirmation of receipt and acceptance by Seller of this Agreement as evidenced by execution of this Agreement by a duly authorized officer of Seller.

(b)           All of the representations and warranties of the Seller contained in this Agreement shall be true and correct on the date of the Closing with the same force and effect as if made on and as of the Closing.  The Seller shall have performed or complied with all agreements and satisfied all conditions on its part to be performed, complied with or satisfied at or prior to the Closing.

(c)           No order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act shall have been issued, and no proceedings for that purpose shall have been commenced or shall be pending or, to the knowledge of the Buyer, be contemplated. No stop order suspending the sale of the Debentures or Common Stock or Shares shall have been issued, and no proceedings for that purpose shall have been commenced or shall be pending or, to the knowledge of the Buyer, be contemplated.  No proceeding or investigation involving the Seller or its officers, directors, professionals or employees, shall have been commenced by the SEC, the N.A.S.D., the State of Wisconsin or any other regulatory body

(d)           Delivery of the Debenture to the Buyer.

9.           No Shareholder Approval and No Dilution.

(a)           Seller hereby agrees that from the first Closing until the issuance of all Conversion Shares, Seller will not take any action which would require Seller to seek shareholder approval of such issuance.

(b)           For so long as any Debenture, or any debentures issued by Seller from a series which predates the Debentures, remain outstanding and unpaid, then the Seller shall not split or reverse split the Common Stock, nor consolidate the outstanding number of shares of Common Stock into a smaller number of shares, or issue any convertible securities, nor otherwise take any action, directly or indirectly, which would have a material adverse effect on the value of the Debentures or the trading price of the Common Stock.

10.           Security, Conversion, and Subsequent Purchases.

(a)           Resolutions and Instructions.  Simultaneously with the execution of this Agreement, Seller shall deliver to the Buyer (i) resolutions of the Board of Directors of Seller in the form annexed hereto as Exhibit B, hereto and (ii) Irrevocable Instructions, in the form annexed hereto as Exhibit C, signed by the Seller and Seller’s transfer agent ("Transfer Agent").  The resolution with respect to the Transfer Agent (“TA Resolution”) may be delivered by the Buyer to the Transfer Agent in the event that, for any reason whatsoever, the Escrow Agent fails to deliver Conversion Shares in response to any Notice of Conversion as provided in this Agreement, the Escrow Agreement and the Debentures or in the event that the Seller changes or attempts to change its transfer agent from the Transfer Agent without the express written consent of the Buyer.  Delivery of the TA Resolution to the Transfer Agent and the issuance of shares by the Transfer Agent in accordance with the Resolution shall not preclude the Buyer from exercising any and all other remedies available to the Buyer against the Seller for a breach of this Agreement or the Debentures.

(b)           Conversion Limit.  Notwithstanding the conversion rights under the Debentures, unless the last sentence in this Section 10(b) is applicable, in no event shall the Buyer be entitled to convert any portion of the Debentures which would result in the number of shares of Common Stock beneficially owned by the Buyer and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures) exceeding 4.999% of the then issued and outstanding shares of Common Stock.  For purposes of this Section 10(b), beneficial ownership shall be determined in accordance with Rule 13d-3 of the Exchange Act and Regulations 13 D-G thereunder, except as otherwise provided in this Section 10(b).  The foregoing limitation shall not apply and shall be of no further force or effect (i) immediately preceding and upon the occurrence of any voluntary or mandatory redemption or repayment transaction described herein or in the Debentures (ii) on the Maturity Date or (iii) following the occurrence of any Event of Default which is not cured within the greater of the applicable time period specified in either (A) such written notice of Buyer or (B) Section 8 of the Debentures.

(c)           Liquidated Damages. If Seller fails timely to deliver Certificates, as provided in Section 10(b) above, then Seller shall pay to Buyer $250 per day for each day late in delivering Certificates up to and including the 10th late day, and $500 per day for each day late in delivering the Certificates after the 10th late day ("Liquidated Damages").  Any Liquidated Damages incurred by Seller shall be payable immediately and in cash upon demand in writing made by Buyer, or the agent of either, to Seller.  Notwithstanding anything contained in this Agreement to the contrary, including but not limited to the provisions of Section 6 regarding the registration of restricted Conversion Shares, Seller shall be required to pay the Liquidated Damages set forth in this Section 10(c).

(d)           Bankruptcy.  In the event any proceeding under the Bankruptcy Laws of the United States or any proceedings under any state laws for the protection of debtors or creditors, are filed, voluntarily or involuntarily, by or on behalf of Seller, then all Notices of Conversion given by Buyer shall nonetheless continue to be enforceable and honored but Buyer shall have no further obligation to purchase any Debentures under this Agreement.

11.           Miscellaneous.

(a)           Entire Agreement.  This Agreement, together with the Debentures and any and all accompanying documentation, constitutes the entire agreement between the parties, and no party shall be liable or bound to the others in any manner by any warranties, representations or covenants except as specifically set forth herein.  Any previous agreement among the parties related to the transactions described herein is superseded hereby.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b)           Independent Contractor.  Buyer is an independent contractor and is not the agent of Seller.  Buyer is not authorized to bind Seller or to make any representations or warranties on behalf of Seller.

(c)           Survival.  All representations and warranties contained in this Agreement by Seller and Buyer shall survive the closing of the transactions contemplated by this Agreement.

(d)           Governing Law.  This Agreement shall be construed in accordance with the laws of Wisconsin applicable to contracts made and wholly to be performed within the State of Wisconsin and shall be binding upon the successors and assigns of each party hereto.  Buyer and Seller hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Wisconsin.  At Buyer's election, any dispute between the parties may be arbitrated rather than litigated in the courts, before the arbitration board of the American Arbitration Association in Milwaukee, Wisconsin and pursuant to its rules.  Upon demand made by the Buyer to the Seller, Seller agrees to submit to and participate in such arbitration.

(e)           Seller Indemnification.  Seller agrees to indemnify and hold Buyer harmless from any and all claims, damages and liabilities arising from Seller's breach of its representations and/or covenants set forth herein.

(f)           Filings of Forms.  Seller shall file all forms required to be filed by the SEC in accordance with the requirements of such commission, but in any event, no later than upon the Closing of the transaction.

(g)           Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be delivered by hand or sent by Fedex for next day delivery.  Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered, if delivered personally, or, if sent by overnight express mail service, 1 day after the same has been deposited with Fedex.

If to Seller:

American Scientific Resources, Inc.
c/o Christopher F. Tirotta, MD, MBA CEO/Chairman of the Board
1115 Weston Road, Unit 278
Weston, FL  33332
Phone: 845-255-2200
Fax: 845-255-3299
Email: docbip@kidzmed.com

with copy to:

Tomer Tal, Esq.
New Venture Attorneys, P.C.
5 Sierra Gate Plaza #330
Roseville, CA 95678
Phone: 1.916.782.1424
Fax: 1.916.782.1474
Email: tomer@newventureattorneys.com

If to Buyer:

Blaydon Capital, LLC
200 South Executive Drive, Suite 101
Brookfield, WI   53005
Attn: Samuel Eisenberg
Facsimile: 262-785-7995
E-mail; blaydoncapital@yahoo.com

with copy to:

Novack Burnbaum Crystal LLP
300 East 42nd Street
New York, New York 10017
Attn: Martha M. Dwyer
Phone:  212-682-4002
Facsimile: 212-986-2907
mdwyer@nbclaw.com

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and both such counterparts shall constitute one Agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or e-mail in pdf format shall be effective as delivery of a manually executed counterpart.  A party so delivering this Agreement shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile or e-mail transmission.

Signatures to this Securities Sale Agreement begin and end on the next page

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

American Scientific Resources, Inc.

By:
	Name:	Christopher F. Tirotta, MD, MBA
	Title:	CEO/Chairman of the Board

Accepted as of the 29th day of September, 2008

Blaydon Capital, LLC

By:
	Name:	Samuel Eisenberg
	Title:	Managing Member

EXHIBIT A

DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(b) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND RULE 504 OF REGULATION D PROMULGATED THEREUNDER AND SECTION 551.23(8)(g) OF THE WISCONSIN UNIFOM SECURITIES LAW.

THE SECURITIES OFFERED HEREBY ARE OFFERED PURSUANT TO AN EXEMPTION FOR OFFERINGS TO ACCREDITED INVESTORS ONLY UNDER THE RULES OF THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION.  THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION, HAS NEITHER REVIEWED NOR APPROVED ITS FORM OR CONTENT.  THE SECURITIES DESCRIBED HEREIN MAY ONLY BE PURCHASED BY "ACCREDITED INVESTORS" AS DEFINED BY RULE 504 OF SEC REGULATION D AND THE RULES OF THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION.

Series A-	US$

AMERICAN SCIENTIFIC RESOURCES, INC.

8% CONVERTIBLE REDEEMABLE DEBENTURE
DUE

THIS DEBENTURE of American Scientific Resources, Inc. ("Company"), designated as its Series A 8% Convertible Redeemable Debenture Due.

FOR VALUE RECEIVED, the Company promises to pay to Blaydon Capital, LLC and its authorized successors and permitted assigns ("Holder"), the aggregate principal face amount of thousand dollars (U.S. $) on , 20  [two years from date of issuance] ("Maturity Date") and to pay interest on the principal amount outstanding hereunder at the rate of 8% per annum commencing on , 20  [one month from date of issuance].  Interest will be paid to the Holder in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture ("Debenture Register"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Securities Sale Agreement dated as of September 29, 2008 between the Company and the Holder ("Sale Agreement").  The principal of, and interest on, this Debenture are payable at 200 South Executive Drive Suite 101, Brookfield, WI 53005 initially, and if changed, last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time.  The Company will pay the outstanding principal due upon this Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture by check if paid more than 10 days prior to the Maturity Date or, if paid 10 days or less prior to the Maturity Date, by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register.  The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Debenture to the extent of the sum represented by such check or wire transfer.  Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.

This Debenture is issued pursuant to the Sale Agreement and the Company hereby confirms that all of the representations and warranties of the Company set forth in the Sale Agreement are true and correct as of the date hereof

This Debenture is subject to the following additional provisions:

1.           This Debenture is issuable or assignable to a Holder in denominations of Five Thousand Dollars (US$5,000) and integral multiples thereof.  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same, but not less than U.S. $5,000.  No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

2.           The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3.           This Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act") and applicable state securities laws.  Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary.  Any Holder of this Debenture electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Debenture, are also required to give the Company written confirmation that This Debenture is being converted ("Notice of Conversion"). The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4.           (a)           The Holder of this Debenture is entitled, at its option, at any time following delivery of this Debenture, to convert all or any amount over $100 of the principal face amount of this Debenture then outstanding into shares of the Company's common stock (the "Common Stock") without restrictive legend of any nature, at a conversion price ("Conversion Price") for each share of Common Stock equal to 60% of the lowest closing bid price of the Common Stock as reported on the National Quotations Bureau Pink Sheets on which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future ("Exchange") for (i) any of the three trading days prior to the day upon which a Notice of Conversion is received by the Company, provided such Notice of Conversion is delivered by fax to the Company between the hours of 4 P.M. Eastern Standard or Daylight Savings Time and 7 P.M. Eastern Standard or Daylight Savings Time, or (ii) the trading day on which a Notice of Conversion is received by the Company provided such Notice of Conversion is delivered by fax to the Company between the hours of 4 P.M. Eastern Standard or Daylight Savings Time and 7 P.M. Eastern Standard or Daylight Savings Time.  If the number of resultant shares of Common Stock would as a matter of law or pursuant to regulatory authority require the Company to seek shareholder approval of such issuance, the Company shall, as soon as practicable, take the necessary steps to seek such approval.  Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion.  Once the Holder has received such shares of Common Stock, the Holder shall surrender this Debentures to the Company, executed by the Holder evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied by proper assignment hereof in blank.  Accrued but unpaid interest shall be subject to conversion.  No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

(b)           Interest on any unpaid principal balance of this Debenture shall be paid at the rate of 8% per annum.  Interest shall be paid by the Company in Common Stock ("Interest Shares").  The Holder may, at any time, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 4(a) above.  The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Debenture to the date of such notice.  Interest Shares shall be issued under the exemption from registration provided by Rule 504 of Regulation D.

(c)           At any time the Company shall have the option to redeem this Debenture and pay to the Holder 150% of the unpaid principal amount of this Debenture, in full. The Company shall give the Holder 5 days written notice and the Holder during such 5 days shall have the option to convert this Debenture or any part thereof into shares of Common Stock at the Conversion Price set forth in paragraph 4(a) of this Debenture.

(d)           Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem this Debenture in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Debenture (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

(e)           In case of any Sale Event in connection with which this Debenture is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Debenture shall have the right thereafter, by converting this Debenture, to purchase or convert this Debenture into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Debentures and at the same Conversion Price, as defined in this Debenture, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

5.           This Debenture is secured by all assets of the Company.

6.           No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the form, herein prescribed.

7.           The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

8.           The Company agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

9.           If one or more of the following described "Events of Default" shall occur and continue for five (5) days, unless a different time frame is noted below:

(a)           The Company shall default in the payment of principal or interest on this Debenture or any other debenture issued pursuant to the Sale Agreement; or

(b)           Any of the representations or warranties made by the Company herein, in the Sale Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Sale Agreement shall be false or misleading in any material respect at the time made or the Company shall violate any covenants in the Sale Agreement including but not limited to Section 5(b) or 10; or

(c)           The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture or the Sale Agreement; or

(d)           The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for  bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e)           A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(f)           Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g)           One or more money judgments, writs or warrants of attachment, or similar process, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h)           Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Company; or

(i)           If listed, the Company shall have its Common Stock delisted from an Exchange or, if the Common Stock trades on an Exchange, then trading in the Common Stock shall be suspended for more than five (5) consecutive days; or

(j)           The Company shall not deliver or cause to be delivered to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within five (5) business days of its receipt of a Notice of Conversion.

Then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider 150% of all amounts outstanding under this Debenture immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.  Upon an Event of Default, interest shall be accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law.

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10.           This Debenture represents a prioritized obligation of the Company.  However, no recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

11.           In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

12.           This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject matter hereof.  Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

13.           This Debenture shall be governed by and construed in accordance with the laws of Wisconsin applicable to contracts made and wholly to be performed within the State of Wisconsin and shall be binding upon the successors and assigns of each party hereto.  The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Wisconsin.  At the Holder's election, any dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in Milwaukee, Wisconsin and pursuant to its rules.  Upon demand made by the Holder to the Company, the Company agrees to submit to and participate in such arbitration.  This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer thereunto duly authorized.

Dated:

AMERICAN SCIENTIFIC RESOURCES, INC.

By:
Name:
Title:

EXHIBIT B

ACTION IN LIEU OF A
SPECIAL MEETING OF THE BOARD OF DIRECTORS
OF
AMERICAN SCIENTIFIC RESOURCES, INC.

The undersigned, comprising the entire board of directors of American Scientific Resources, Inc. (the “Corporation”), pursuant to Section 78.315 of the Nevada Revised Statues, hereby adopt the following resolutions as of September 29, 2008:

WHEREAS, the Corporation wishes to enter into a Securities Sale Agreement ( the “Agreement”) with the Blaydon Capital, LLC (the “Purchaser”) and to sell and issue up to $999,999 of its Series A 8% Convertible Redeemable Debentures (the “Debentures”) to the Purchaser;

NOW THEREFORE, it is.

RESOLVED: that the officers of the Corporation are authorized to enter into the Agreement and to cause the Corporation to issue Debentures in the principal face value of up to $999,999 to Purchaser upon the terms and conditions set forth in the form of Debenture presented to this Board of Directors, and enter into all such necessary accompanying documentation in order to consummate the transactions contemplated by the foregoing documents.

RESOLVED FURTHER:  That the officers of the Corporation are authorized to enter into one or more escrow agreements among the Corporation, the Purchaser and Robert Laskowski (the “Escrow Agent”) under which the Escrow Agent will hold shares of the Company’s Common Stock in escrow pending conversion of the Debentures.

RESOLVED FURTHER: that the Corporation shall deliver to the Purchaser this original Resolution, which may in turn be delivered to the Escrow Agent and the Corporation’s transfer agent, Stalt, Inc. (the “Transfer Agent”), and the Escrow Agent and the Transfer Agent are hereby instructed to release and deliver to the Purchaser, in accordance with each notice of conversion given to the Escrow Agent, without restrictive legend of any kind, shares of the Corporation’s common stock having an aggregate price per share, determined as provided in the Debentures, subject to the terms of the Debentures. The Purchaser shall provide the Escrow Agent with the calculation of the shares to be delivered in each notice of conversion and the Escrow Agent shall have the right to rely on the Purchaser’s calculation and direction. This resolution may be invoked by the Purchaser on as many occasions as necessary to effectuate the purpose of the Agreement.

RESOLVED FURTHER:, that these resolutions and the directions and instructions contained herein shall be effective through the date on which all Debentures shall have been paid or converted, and shall be irrevocable and shall not be superseded, amended, suspended or revoked by any other resolution, direction, instruction or action of the Corporation or its shareholders.

RESOLVED FURTHER:, that the Corporation shall not change the Escrow Agent or the Transfer Agent without the express written consent of the Purchaser through (and including) the date on which all Debentures shall have been paid or converted, and that neither the Escrow Agent nor the Transfer Agent shall honor any request of the Corporation to cooperate, or provide documentation or records, in order to change to another escrow agent or transfer agent unless approved in writing by the Purchaser.

RESOLVED FURTHER:, that the shares should be issued to Robert Laskowski, Escrow Agent and sent to Robert Laskowski, Escrow Agent, at such address as shall be provided by the Escrow Agent.

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EXHIBIT C

TRANSFER AGENT INSTRUCTIONS

TO:              Stalt, Inc.
   671 Oak Grove Avenue, Suite C
   Menlo Park, CA 94025

FROM:       AMERICAN SCIENTIFIC RESOURCES, INC.

Ladies and Gentlemen:

Reference is made to that certain Securities Sale Agreement (the “Sale Agreement”) between Freedom Financial Holdings, Inc. (the “Company”), and The Tripod Group, LLC (the "Holder"), dated as of September 19, 2008, pursuant to which the Company is issuing to the Holder its Series A 8% Convertible Redeemable Debentures (the “Debentures”) which are convertible into the common stock of the Company (the “Common Shares”), pursuant to Regulation D of the Securities Act of 1933, and Rule 504 promulgated thereunder, and the Wisconsin securities laws.

You are hereby irrevocably authorized and instructed to issue to Robert C. Laskowski, escrow agent, 22,000,000 Common Shares and to reserve for issuance such number of Common Shares, in order that the aggregate number of Common shares held by Robert C. Laskowski, escrow agent, plus the number of shares reserved for issuance shall at all times provide four to one coverage under each Debenture issued pursuant to the Sale Agreement for issuance upon full conversion of such Debenture in accordance with the terms thereof.  You are also hereby irrevocably authorized and directed promptly to issue to Robert C. Laskowski, as escrow agent, such number of Common Shares as shall cause Robert C. Laskowski, as escrow agent, to hold the lesser of 9.99% of the outstanding Common Shares or such number of Common Shares as shall at all times provide four to one coverage under each Debenture issued pursuant to the Sale Agreement for issuance upon full conversion of such Debenture in accordance with the terms thereof.  You are hereby further irrevocably authorized and directed to issue a new share certificate or share certificates free of any restrictive legend to the Holder upon delivery by the Holder to you of one or more notices of conversion.  Upon receipt by you of any such notice of conversion you are to issue and deliver Common Shares in accordance with the direction of the Holder.  These instructions and this authorization may not be revoked or countermanded by the Company at any time and you are instructed and directed to accept the instructions of the Holder only.

Copies of a form of Debenture and related escrow agreement are attached hereto.  You should familiarize yourself with your issuance and delivery obligations contained therein.

Please be advised that the Holder has relied upon this letter as an inducement to enter into the Sale Agreement and purchase the Debentures and, accordingly, the Holder is a third party beneficiary to these Instructions.  The Company hereby undertakes neither to withdraw nor change these Instructions which are irrevocable in nature.  If you receive any notification from the Company in the future which contradicts these instructions in any way, including but not limited to, any instructions or direction not to issue Common Shares to the Holder free of restrictive legend as provided above, you shall ignore any such further instructions and directions and abide in full only with these instructions.

The Company hereby covenants and agrees to indemnify you and your employees and agents and hold them harmless from and against any and all claims, demands, assessments, interest, penalties, actions, suits, proceedings, liabilities, losses, damages, costs and expenses (including, without limitation, counsel fees) of any nature whatsoever arising from, in connection with or relating to this instruction letter and/or the authorizations and directions herein.

Very truly yours,

AMERICAN SCIENTIFIC RESOURCES, INC.

By:
Name:	Christopher F. Tirotta, MD, MBA
Title:	CEO/Chairman of the Board

Acknowledged and agreed:

By affixing its signature hereto, Stalt, Inc. agrees to abide by the directions set forth in this letter and understands that these instructions may not be modified, either orally or in writing, by any officer or director of American Scientific Resources, Inc. at any time without the written consent of the Holder.  Further, Stalt, Inc. hereby acknowledges that, other than the documentation described herein, no other documentation will be required to issue certificates of Common Shares free of restrictive legend as provided herein to the Holder.

By:
Name:
Title:

Dated: as of September 29, 2008

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